FOR IMMEDIATE RELEASE
NOVEMBER 18, 2005
PHONE: 609-561-9000
IR: STEPHEN CLARK x4260 e-mail: sclark@sjindustries.com
PR: JOANNE BRIGANDI x4240 e-mail: jbrigandi@sjindustries.com

SOUTH JERSEY INDUSTRIES RAISES DIVIDEND 5.9%

FOLSOM, NJ - South Jersey Industries (NYSE:SJI) announced today that its board of directors voted to increase the company’s regular quarterly dividend from $0.2125 to $0.225 per share. The increase equates to an annualized dividend of $0.90, a $0.05 per share increase over the previous level. This marks the seventh year in a row that SJI, the parent company of South Jersey Gas, has increased its dividend.

“Strong year-to-date performance coupled with a broad range of opportunities for future earnings growth supports today’s dividend increase,” stated Ed Graham, SJI chairman, president and CEO. “We remain committed to providing a secure, growing dividend, because we recognize that dividends are an important income source for many of our shareholders,” added Graham. The increase is at the top of the targeted dividend growth range of 3% to 6% per year established by the SJI board of directors.

The dividend is payable December 30, 2005 to shareholders of record at the close of business December 9, 2005. SJI has paid dividends for 54 consecutive years.

South Jersey Industries (NYSE:SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus, and Marina Energy. Visit www.sjindustries.com to learn more about SJI and its subsidiaries.

This release contains forward-looking statements about SJI’s financial performance. The statements are made in good faith and deemed reasonable at the date of this release. SJI assumes no responsibility to update this information. Actual results may vary and SJI encourages you to conduct your own research before making any investment decisions including a review of SJI’s 2004 SEC Form 10 K and Annual Report, and subsequently filed SEC Forms 10 Q for a discussion of risks and/or uncertainties that may cause actual results to vary.
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